Exhibit 10.26

ROYAL BANK OF CANADA	KEYBANK NATIONAL ASSOCIATION
Three World Financial Center	127 Public Square
200 Vesey Street	Cleveland, OH 44114
New York, NY 10281

Highly Confidential

May 23, 2011

Francesca’s Collections, Inc.

c/o Mr. Joseph Scharfenberger, Jr.

Managing Director

CCMP Capital Advisors, LLC

245 Park Avenue, 16th Floor

New York, NY 10167

Attention:  Mr. Joseph Scharfenberger, Jr.

Francesca’s Collections, Inc.

Commitment Letter

Ladies and Gentlemen:

You have advised Royal Bank of Canada (“Royal Bank”) and KeyBank National Association (“KeyBank” and, together with Royal Bank, the “Arrangers”, “we” or “us”) that (a) Francesca’s Collections, Inc., a Delaware corporation (“you” or the “Company”) desires to effect an amendment and restatement (the “Amendment”) of that certain existing $100,000,000 Credit Agreement, dated as of November 17, 2010 (the “Existing Credit Agreement” and, as amended by the Amendment, the “Revolving Credit Facility”), among the Company, as borrower, Francesca’s LLC, the guarantors thereto, Royal Bank, as administrative agent and collateral agent and each lender, issuer and agent from time to time party thereto, in each case, upon and subject to terms and conditions to be agreed and as set forth in this letter (this “Commitment Letter”). Capitalized terms used but not defined in this Commitment Letter shall have the meanings assigned to such terms in the Existing Credit Agreement.

In addition, you have proposed to Royal Bank and KeyBank that, in connection with the consummation of the Amendment, the Francesca’s Holdings Corporation, the ultimate parent of the Company, will close an initial public offering (the “IPO”) certain of the proceeds of which, together with up to $50.0 million of borrowings under the Revolving Credit Facility, shall be used to repay the outstanding loans under the Existing Credit Agreement (the “Refinancing”).

The Amendment and the Refinancing by the parties described herein and the other transactions contemplated hereby to be entered into and consummated in connection are herein referred to as the “Transactions.”

Based upon the foregoing and subject to the terms and conditions set forth below, Royal Bank and KeyBank are pleased to provide their commitments as follows:

1. Commitment. Royal Bank and KeyBank (each acting alone or through or with affiliates selected by it, provided that Royal Bank and KeyBank shall remain ultimately liable to make the commitment hereunder available on the date of consummation of the Transactions (the “Closing Date”))

Francesca’s - Commitment Letter

each hereby commits, severally and not jointly, to provide to the Borrower 50% of the commitments under the Revolving Credit Facility, upon the principal terms and subject to the conditions set forth or referred to herein, in the Fee Letter among us and you dated the date hereof (the “Fee Letter”) and in the Summary of Terms and Conditions attached hereto as Exhibit A (and incorporated by reference herein) (the “Term Sheet”). Notwithstanding anything to the contrary in the foregoing, each of Royal Bank and KeyBank agrees that it will, except during the continuation of a payment default or a bankruptcy default, continue to hold no less than 25% of the outstanding loans and commitments under the Revolving Credit Facility.

2. Appointment of Roles. You hereby appoint (a) Royal Bank (acting alone or through or with affiliates selected by it) to act as Joint Lead Arranger, Co Bookrunner and Administrative Agent (in such capacity, the “Administrative Agent”) and (b) KeyBank (acting alone or through or with affiliates selected by it) to act as Joint Lead Arranger, Co Bookrunner and Syndication Agent. It is understood and agreed that no other agents, co-agents, arrangers, co-arrangers, bookrunners, placement agents, initial purchasers, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by the Term Sheet or the Fee Letter referred to below) will be paid in connection with the Amendment unless you and we shall so agree.

3. Fees. As consideration for and a condition precedent to our commitments hereunder and our undertakings to arrange, manage, structure and syndicate the Revolving Credit Facility, you agree to pay to us the fees and fulfill the other obligations set forth in the Term Sheet and in the Fee Letter.

4. Conditions. Our commitments and undertakings hereunder are also subject to (a) our being satisfied that, after the date hereof and prior to and during the syndication of the Revolving Credit Facility, there shall be no competing issues of debt securities or commercial bank or other credit facilities of you, any holding company owning you, directly or indirectly, being offered, placed, announced or arranged (excluding the IPO); (b) your compliance with the terms of this Commitment Letter and the Fee Letter; and (c) satisfaction of the conditions set forth on Exhibit A hereto.

5. Information. You hereby represent and warrant that (a) all information (other than the projections and information of a general economic or industry nature) (the “Information”) that has been or will be made available to the Arrangers by or on behalf of you or any of your representatives or affiliates, is or will be, when furnished, correct in all material respects and does not or will not, as the case may be, taken as a whole, contain any untrue statement of a material fact or omit to state any fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made after giving effect to all supplements thereto (it being understood that Francesca’s Holdings Corporation’s Registration Statement on Form S-1 relating to the IPO and any amendments thereto shall be deemed to constitute a part of the Information) and (b) the projections that have been made or will be made available to the Arrangers by or on behalf of you or any of your representatives or affiliates and that have been or will be made available to us or any Lender in connection with the Transactions have been or will be, as the case may be, prepared in good faith based upon assumptions believed by you to be reasonable at the time so made available it being recognized by us that such projections are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized. Until the Closing Date, if any of the representations in the preceding sentence would be incorrect in any material respect if made at such time, you agree to supplement the Information and the projections so that such representations will be correct. In arranging the Revolving Credit Facility, including the syndication of the Revolving Credit Facility, we will be entitled to use and rely primarily on the Information and the projections without responsibility for independent verification thereof.

Francesca’s - Commitment Letter

6. Expenses. You agree to reimburse Royal Bank and KeyBank, upon presentation of a reasonably detailed summary statement, for all reasonable and documented out-of-pocket costs and expenses incurred by the Arrangers or their affiliates (whether incurred before or after the date hereof) in connection with the Revolving Credit Facility and the preparation, negotiation, execution and delivery of this Commitment Letter and Fee Letter, the definitive documentation for the Amendment (the “Facility Documentation”) and any security arrangements in connection therewith, including without limitation, the reasonable fees and disbursements of counsel (except the allocated costs of in-house counsel); provided, that your reimbursement obligations under this paragraph shall be limited to $150,000 in the aggregate.

7. Indemnification. You agree to indemnify and hold harmless the Arrangers and their respective affiliates and our and their officers, directors, employees, advisors, agents, other representatives and controlling persons (the Arrangers and each such other person being an “Indemnified Person”; and such affiliates, officers, directors, employees, advisors, agents, other representatives and controlling persons of any such Indemnified Person are referred to herein as its “related parties”), from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Term Sheet, the Transactions and the other transactions contemplated hereby, the Revolving Credit Facility, the use of proceeds thereof or any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto or whether a Proceeding is brought by a third party or by you or any of your affiliates, and to reimburse, upon presentation of a reasonably detailed summary statement, each such Indemnified Person upon demand for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any Indemnified Person, apply to (A) losses, claims, damages, liabilities or related expenses to the extent they have been determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person, (ii) a material breach by an Indemnified Person of its Obligations under this Commitment Letter or the Facility Documentation, or (iii) any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Arranger), or (B) any settlement entered into by such Indemnified Person without your written consent (such consent not to be unreasonably withheld, delayed or conditioned); provided, however, that the foregoing indemnity will apply to any such settlement in the event that you were offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to assume such defense). Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for (i) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages have been determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of any Indemnified Person or any of its related parties or (ii) any special, indirect, consequential or punitive damages in connection with its activities related to this Commitment Letter or the Revolving Credit Facility.

You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement or consent to the entry of any judgment of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

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The foregoing provisions shall be superseded in each case by the applicable provisions contained in the definitive financing documentation upon execution thereof and thereafter shall have no further force and effect.

8. Confidentiality. You agree that you will not disclose, directly or indirectly, the Fee Letter and the contents thereof or, prior to your acceptance hereof, this Commitment Letter and the Term Sheet and the contents thereof, or the activities of the Arrangers pursuant hereto or thereto to any person without prior written approval of the Arrangers, except that you may disclose (a) the Commitment Letter, the Term Sheet, the Fee Letter and the contents hereof and thereof as required by applicable law, regulation or compulsory legal process (in which case you agree to provide prompt written notice thereof, such notice to be provided in advance to the extent permitted by applicable law) and (b) to the extent required by applicable law, the existence and contents of this Commitment Letter and the Term Sheet in any public filing or prospectus in connection with the IPO. We shall be permitted to use information related to the syndication and arrangement of the Revolving Credit Facility in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications. You agree that you will permit us to review and approve any reference to Royal Bank or KeyBank or any of their respective affiliates in connection with the Revolving Credit Facility or the Transactions contained in any press release or similar public disclosure prior to public release.

You acknowledge that the Arrangers and their respective affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise (but not in the capacity of lead arranger, agent or lender for any new financing). The Arrangers and their respective affiliates will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or any of its other relationships with you in connection with the performance by them and their affiliates of services for other companies, and the Arrangers and their respective affiliates will not furnish any such information to other companies. By the same token, we will not make available to you confidential information that we have obtained or may obtain from any other customer. You also acknowledge that the Arrangers and their respective affiliates have no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you confidential information obtained by the Arrangers and their respective affiliates from other companies. You hereby acknowledge and agree that in connection with all aspects of the Transactions, you and the Arrangers and their respective affiliates through which the Arrangers may be acting (each a “Transaction Affiliate”) have an arm’s length business relationship that creates no fiduciary duty on the part of the Arrangers or any Transaction Affiliate and each expressly disclaims any fiduciary relationship. The Arrangers have not provided any legal, accounting, financial advisory, regulatory or tax advice with respect to the Transactions and the other transactions contemplated by this Commitment Letter and the Term Sheet and you have consulted with your own legal, accounting, financial advisory, regulatory and tax advisors to the extent you have deemed it appropriate to do so.

9. Termination. Our commitments and undertakings hereunder shall terminate in their entirety automatically without further notice or action by us on the first to occur of (a) August 15, 2011 if the Closing Date shall not have occurred, the (b) the date of execution and delivery of the Facility Documentation by the Borrower and us. Our commitments and undertakings hereunder may also be terminated by us if you fail to perform your obligations under this Commitment Letter or the Fee Letter on a timely basis.

The Fee Letter, the final sentence of paragraph 1 hereto and the compensation, reimbursement, indemnification, syndication, jurisdiction, absence of fiduciary relationship, governing law, waiver of jury trial and confidentiality provisions contained herein shall remain in full force and

Francesca’s - Commitment Letter

effect regardless of whether the Facility Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any of our commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication of the Revolving Credit Facility and (b) confidentiality) shall automatically terminate and be superseded by the provisions of the Facility Documentation upon the execution and delivery thereof, and you shall automatically be released from all liability hereunder in connection therewith at such time.

10. Assignment; etc. This Commitment Letter and our commitments and undertakings hereunder shall not be assignable by any party hereto without the prior written consent of each other party hereto, and any attempted assignment shall be void and of no effect; provided, however, that nothing contained in this paragraph shall prohibit us (in our sole discretion), subject to the terms of the Facility Documentation, from granting participations in, or selling assignments of all or a portion of, the commitments or the advances under the Revolving Credit Facility. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons, except that the Arrangers may perform the duties and activities described hereunder through any of their respective affiliates and the provisions of the third preceding paragraph shall apply with equal force and effect to any of such affiliates so performing any such duties or activities.

11. Governing Law; Waiver of Jury Trial; etc. This Commitment Letter and the Fee Letter shall be governed by and construed in accordance with the laws of the State of New York, and together constitute the entire agreement between the parties relating to the subject matter hereof and thereof and supersede any previous agreement, written or oral, between the parties with respect to the subject matter hereof and thereof. Each of the parties hereto waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of this Commitment Letter, the Fee Letter each element of the Transactions or the performance by us or any of our affiliates of the services contemplated hereby. In addition, with respect to any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the Transactions or the performance of any of the parties hereunder, each of the parties hereto irrevocably (a) submits to the exclusive jurisdiction of any New York State or Federal court sitting in New York, New York; (b) agrees that all claims with respect to such action or proceeding may be heard and determined in such New York State or Federal court; (c) waives the defense of any inconvenient forum to such New York State or Federal court; (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in another jurisdiction by suit on the judgment or in any other manner provided by law; and (e) consents to service of process by mailing or delivering a copy of such process to you at your address set forth on the first page of this letter and agree that such service shall be effective when sent or delivered.

12. Amendments; Counterparts; etc. No amendment or waiver of any provision hereof, the Fee Letter or of the Term Sheet shall be effective unless in writing and signed by the parties hereto and then only in the specific instance and for the specific purpose for which given. This Commitment Letter, the Term Sheet and the Fee Letter are the only agreements between the parties hereto with respect to the matters contemplated hereby and thereby and set forth the entire understanding of the parties with respect thereto. This Commitment Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission (or in “pdf” or similar format by electronic mail) shall be effective as delivery of a manually executed counterpart of this Commitment Letter.

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13. PATRIOT Act Notification. We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (as the same may be extended and in effect from time to time, the “PATRIOT Act”), each of Royal Bank and KeyBank is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name, address, tax identification number and other information regarding the Borrower and the Guarantors that will allow Royal Bank and KeyBank to identify the Borrower and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to Royal Bank and KeyBank. You hereby acknowledge and agree that Royal Bank and KeyBank shall be permitted to share any or all such information with other lenders party to the Facility Documentation.

14. Public Announcements; Notices. We may, subject to your prior written consent (not to be unreasonably withheld, delayed or conditioned), at our expense, publicly announce as we may choose the capacities in which we or our affiliates have acted hereunder. Any notice given pursuant hereto shall be mailed or hand delivered in writing, if to (a) you, at your address set forth on page one hereof, (b) Royal Bank, at 3 World Financial Center, 200 Vesey Street, New York, NY 10281, Attention: John Flores and (c) KeyBank, at 127 Public Square, Cleveland, OH 44114, Attention: Marianne Meil.

If the foregoing proposal is acceptable to you, please so confirm by executing counterparts hereof and of the Fee Letter. Unless we receive your executed counterparts hereof and thereof by 5:00 p.m., New York City time, on May 23, 2011, our offer hereunder will automatically expire at such time without further action or notice.

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We are pleased to have this opportunity and we look forward to working with you on this transaction

Very truly yours,

ROYAL BANK OF CANADA

By:	/s/ Authorized Signatory
Name:
Title:

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Authorized Signatory
Name:
Title:

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Accepted and agreed to as of

the date first written above:

FRANCESCA’S COLLECTIONS, INC.

By:	/s/ John DeMeritt
Name: John DeMeritt
Title: President/CEO

Francesca’s - Commitment Letter

Francesca’s Collections, Inc.

Summary of Terms and Conditions

$65,000,000 Senior Secured Revolving Credit Facility

May 23, 2011

Summary of Terms and Conditions (“Summary of Terms” or “Term Sheet”) is for discussion purposes only and does not represent a financing commitment on the part of Royal Bank of Canada, KeyBank or their respective affiliates. It is for internal use only and not to be disclosed to outside third parties without the Arrangers’ consent. This Term Sheet is intended as an outline of certain of the material terms of the Revolving Credit Facility and does not purport to summarize all of the conditions, covenants, representations, warranties and other provisions which would be contained in definitive documentation for the Revolving Credit Facility contemplated hereby.

BORROWER:	Francesca’s Collections, Inc. (the “Borrower”).

GUARANTORS:	The obligations of the Borrower under the Revolving Credit Facility and under any treasury management, interest protection, foreign exchange protection or other hedging arrangements entered into with a Lender (or any affiliate thereof) will be jointly and severally guaranteed by Francesca’s LLC, the immediate parent of the Borrower (the “Parent”), and each existing and future direct and indirect domestic subsidiary of the Borrower (collectively with the Parent, the “Guarantors”). All guarantees will be guarantees of payment and not of collection.

JOINT LEAD ARRANGERS & CO-BOOKRUNNERS	Royal Bank of Canada (“Royal Bank” or “Agent”) and KeyBank National Association (“KeyBank” and, together with Royal Bank, the “Arrangers”).

ADMINISTRATIVE AGENT:	Royal Bank.

SYNDICATION AGENT:	KeyBank.

REVOLVING CREDIT FACILITY:	A senior secured revolving credit facility of up to $65,000,000 (the “Revolving Credit Facility”). KeyBank will commit $32,500,000, Royal Bank will commit $32,500,000 and both of the Arrangers will serve as initial lenders (together with the lenders party to the Revolving Credit Facility from time to time, the “Lenders”). The Revolving Credit Facility will be documented as an amendment and restatement.

ISSUING BANK:	For purposes of the issuance of Letters of Credit under the Revolving Credit Facility, KeyBank will be the “Issuing Bank.”

INCREASE OPTION:	At any time prior to maturity, the Borrower shall have the right, subject to (a) the Agent’s reasonable satisfaction with any eligible financial institutions providing new commitments, (b) compliance with all applicable conditions precedent and (c) no default or event of default existing before or after giving effect to the incurrence of such increase including pro forma compliance with the financial covenants in the Revolving Credit Facility, to request an increase of up to $25,000,000 in the aggregate amount of the commitments under the Revolving Credit Facility by requesting that the existing Lenders (at their sole option) increase their commitments or for other eligible financial institutions to provide new commitments; provided that no existing Lender will be obligated to provide any such increase in their commitments. The Borrower may make a request for such an increase no more than two times, and each such request shall be in a minimum amount of $10,000,000.

MATURITY:	Five years from the closing date.

Summary of Terms and Conditions

May 23, 2011

LETTERS OF CREDIT:	The Revolving Credit Facility will include a sub-limit of $5,000,000 for the issuance of Letters of Credit. Availability under the Revolving Credit Facility will be reduced by any outstanding Letters of Credit.

USE OF PROCEEDS:	The proceeds of the Revolving Credit Facility will be used to refinance existing indebtedness and for general corporate purposes, including working capital, acquisitions, and the payment of certain fees and expenses associated with the closing of the facility.

LETTER OF CREDIT FEES:

The Borrower shall pay, with respect to each Letter of Credit, an annual Letter of Credit fee equal to the LIBOR margin for the Revolving Credit Facility listed under the Applicable Margin section below, as effective at the time of issuance.

The Borrower shall also pay the Issuing Bank a 1/4 of 1% fronting fee at the time of issuance of any Letter of Credit, plus such commissions, issuance fees, transfer fees and other fees and charges in connection with the administration of each Letter of Credit as the Borrower and the Issuing Bank agree.

SECURITY:

Substantially the same as under the Borrower’s existing credit agreement.

The collateral shall ratably secure, on a first priority basis, the relevant party’s obligations in respect of the Revolving Credit Facility, and, at the Borrower’s option, any treasury management arrangements and any interest rate swap, other hedging arrangements or similar agreements with a Lender (or an affiliate) under the Revolving Credit Facility. All such security interests will be created pursuant to and will comply with documentation reasonably satisfactory to the Agent. On the closing date, such security interests will have become perfected (or arrangements for the perfection thereof reasonably satisfactory to the Agent will have been made).

VOLUNTARY PREPAYMENTS AND COMMITMENT REDUCTIONS:	The Borrower may voluntarily prepay all or any part of the Revolving Credit Facility, and/or reduce unused commitments, subject to concurrent payments of any applicable LIBOR or fixed rate breakage costs.

REPRESENTATIONS & WARRANTIES:	Substantially the same as under the Borrower’s existing credit agreement with such modifications as appropriate for a public company.

AFFIRMATIVE COVENANTS AND FINANCIAL REPORTING REQUIREMENTS:

General Affirmative Covenants. Substantially the same as under the Borrower’s existing credit agreement.

Financial Reporting Requirements. Substantially the same as under the Borrower’s existing credit agreement and annual (audited) and quarterly financial statements including Francesca’s Holdings Corporation’s (“Holdings”) initial financial reporting obligations under SEC rules (it being understood that deliveries of 10-K’s and 10-Q’s will suffice).

NEGATIVE COVENANTS:

Substantially the same as under the Borrower’s existing credit agreement with such modifications as appropriate for a public company.

Covenants related to permitted acquisitions will be customary for facilities and transactions of this type. Permitted acquisitions will enable the Borrower and its subsidiaries to make acquisitions, subject to (i) such acquisitions not being done on a hostile basis and meeting applicable collateral requirements with certain exceptions and grace periods to be agreed, (ii) at least $5,000,000 of

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May 23, 2011

availability under the Revolving Credit Facility, and (iii) a $75,000,000 limit (with any equity contributions or equity offering proceeds (other than any IPO proceeds used to repay the Borrower’s existing credit agreement) increasing such limit dollar for dollar) for all permitted acquisitions.

FINANCIAL COVENANTS:

The Revolving Credit Facility shall include the following financial covenants (with EBITDA determined in a manner substantially consistent with the definition thereof under the Borrower’s existing credit agreement, with modifications to be mutually agreed upon):

> Maximum total lease adjusted leverage ratio of 4.25 to 1.0, with no stepdowns. Lease adjusted leverage ratio will be defined in the Credit Agreement as a ratio of Lease Adjusted Debt (to be defined to include 6x rentals) to EBITDAR.

> Minimum interest coverage ratio of 4.0 to 1.0, with no step-ups.

> Maximum capital expenditures, with an annual cap of $25,000,000, with any unused portion allowed to be carried over to the subsequent year in an additional amount of up to 50% of the annual cap.

EVENTS OF DEFAULT:	Substantially the same as under the Borrower’s existing credit agreement with such modifications as appropriate for a public company.

CONDITIONS PRECEDENT TO CLOSING AND FUNDING:	Substantially the same as under the Borrower’s existing credit agreement, including the following:

1.	Substantially concurrently with the closing, Holdings shall have closed on an initial public offering (“IPO”) of its common stock. Up to $50.0 million of borrowings under the Revolving Credit Facility may be drawn at closing and used to repay outstanding loans under the Borrower’s existing credit facilities. All other outstanding amounts under the Borrower’s existing credit facilities shall be repaid on the closing date out of proceeds of the IPO (such repayments, collectively, the “Refinancing”).

2.	Execution of all appropriate documentation contemplated herein or other documentation that is customary for transactions of this type, including, without limitation, an amended and restated credit agreement, security documents (or amendments thereto or ratifications thereof) and legal opinions, in each case in form and substance reasonably satisfactory to the Agent and the Lenders.

3.	Since December 31, 2010, there shall not have occurred any change, development, or event that has or would reasonably be expected to have a material adverse effect on the operations, business, properties, prospects or condition (financial or otherwise) of the Borrower and its subsidiaries, taken as a whole (a “Material Adverse Effect”); provided, however, that if the IPO has priced, the condition precedent from and after the time of such pricing shall instead be that (i) neither Holdings nor any of its subsidiaries shall have sustained, since the date of the latest audited financial statements included in the pricing prospectus issued in connection with the IPO (the “Pricing Prospectus”), any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or court or governmental action, order or decree,

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Summary of Terms and Conditions

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otherwise than as set forth or contemplated in the Pricing Prospectus, and (ii) since the respective dates as of which information is given in the Pricing Prospectus there shall not have been any change in the capital stock or long-term debt of Holdings or any of its subsidiaries or any change, or any development involving a prospective change, in or affecting the general affairs, management, properties, financial position, stockholders’ equity or results of operations of the Holdings and its subsidiaries, otherwise than as set forth or contemplated in the Pricing Prospectus, the effect of which, in any such case described in clause (i) or (ii), is so material and adverse as to make it impracticable or inadvisable to proceed with the IPO or the delivery of the shares being delivered on the terms and in the manner contemplated in the Pricing Prospectus.

4.	The Borrower shall have paid all fees negotiated with respect to the transaction, and all accrued reasonable and documented expenses of the Agent and the Lenders (including the reasonable and documented fees and expenses of counsel for the Agent (it being understood that there shall be one firm of counsel for the Agent and the Lenders, other than local counsel)) shall have been paid. It is understood and agreed that this condition shall only apply as to any such expenses for which invoices have been presented reasonably prior to the closing date, with such invoices received subsequent to the closing date to be paid reasonably promptly.

5.	Within 30 days following the end of each month ended after the date hereof, the Borrower shall have delivered to the Agent monthly financial information for such month in the form customarily prepared by the Borrower for internal use. It is understood and agreed that this requirement for delivery of monthly financials shall cease upon the occurrence of the closing date or the termination of this Commitment Letter.

ASSIGNMENTS AND PARTICIPATIONS:	Each Lender will be permitted to make assignments in respect of the Revolving Credit Facility in minimum amounts of $2,500,000 to other financial institutions approved by the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower, which approvals shall not be unreasonably withheld; provided, however, that neither such approval shall be required in connection with assignments to other Lenders, to any affiliate of a Lender, or to any Approved Fund (to be defined in a manner consistent with the definition thereof in the Borrower’s existing credit agreement). Notwithstanding the foregoing, any Lender assigning a commitment under the Revolving Credit Facility shall be required to obtain the approval of the Agent and the Issuing Bank, unless the proposed assignee is already a Lender under the Revolving Credit Facility. The Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, maturity date and releases of the Borrower or all or substantially all of the collateral. An assignment fee of $3,500 shall be payable by the applicable Lender to the Agent upon the effectiveness of any assignment (including, but not limited to, an assignment by a Lender to another Lender).

INDEMNIFICATIONS:	Substantially the same as under the Borrower’s existing credit agreement.

FEES & EXPENSES:	The Borrower will pay all reasonable and documented costs and expenses associated with the preparation, due diligence and all documentation executed in connection with the Revolving Credit Facility, including without limitation, all reasonable and documented expenses and legal fees of counsel to the Agent

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Summary of Terms and Conditions

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(it being understood that there shall be one firm of counsel for Agent and the Lenders, other than local counsel) regardless of whether the Revolving Credit Facility is closed, and all enforcement costs and expense of the Agent and the Lenders.

REQUIRED LENDERS:	“Required Lenders” means at any time (a) Lenders then holding more than fifty percent (50%) of the sum of the Revolving Credit Facility Loan Commitment then in effect, or (b) if the Revolving Credit Facility Loan Commitment has terminated, Lenders then holding more than fifty percent (50%) of the sum of the aggregate unpaid principal amount of Loans then outstanding and outstanding Letter of Credit obligations; provided, that if at any time there are two (2) Lenders (where a Lender and its Affiliates or Approved Funds count as one Lender), “Required Lenders” shall mean all Lenders.

COUNSEL TO AGENT:	Shearman & Sterling LLP

GOVERNING LAW:	State of New York.

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Summary of Terms and Conditions

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ANNEX I TO SUMMARY TERMS AND CONDITIONS

APPLICABLE MARGIN:

The interest rates per annum applicable to the Revolving Credit Facility will be LIBOR plus the Applicable Margin or the Base Rate plus the Applicable Margin. The “Applicable Margin” for the Revolving Credit Facility and the Term Loan Facility will be based on the following grid. Based on expected leverage at close, the Applicable Margin is expected to be level II pricing as per the following grid.

Level	Total Debt/ EBITDA	LIBOR Margin (bps)	Base Rate Margin (bps)
I	< 1.00x	225.0	125.0
II	≥ 1.00x < 1.50x	250.0	150.0
III	≥ 1.50x < 2.00x	275.0	175.0
IV	≥ 2.00x < 2.50x	300.0	200.0
V	≥ 2.50x	325.0	225.0

For purposes of this Term Sheet, (a) “LIBOR” means the greater of (i) the London Interbank Offered Rate quoted by recognized financial sources such as Reuters or Bloomberg, adjusted if necessary for any statutory reserves and (ii) 1.50% per annum, and (b) “Base Rate” means, for any day, such fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the greatest of (i) the rate of interest established by Royal Bank, from time to time, as its “prime rate,” whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit; (ii) the Federal Funds Rate in effect from time to time, determined one Business Day in arrears, plus 1/2 of 1% per annum; and (iii) the then-applicable LIBOR rate for one month interest periods, plus 1.00% per annum.

LIBOR loans will be available for interest periods of one, two, three or six months and, if agreeable to all Lenders, nine and twelve months and available in amounts not less than $250,000 each.

Upon the occurrence and during the continuance of any Event of Default, at the option of the Required Lenders, the applicable interest rates on all overdue obligations owing under the loan documentation shall increase by 200 basis points per annum over the rate otherwise applicable.

Summary of Terms and Conditions

May 23, 2011

APPLICABLE MARGIN

(Continued):

The Borrower shall pay a commitment fee calculated on the average daily-unused amount of the Revolving Credit Facility, payable quarterly in arrears commencing on the closing date. The commitment fee will be determined quarterly upon receipt of financial statements and based on the following grid. Based on expected leverage at close, the commitment fee is expected to be level II pricing as per the following grid.

Level	Total Debt/ EBITDA	Commitment Fee (bps)
I	< 1.00x	25.0
II	≥ 1.00x < 1.50x	30.0
III	≥ 1.50x < 2.00x	35.0
IV	≥ 2.00x < 2.50x	40.0
V	≥ 2.50x	45.0

All calculations of interest and fees shall be made on the basis of actual number of days elapsed and a 360-day year, other than calculations of interest based on the Base Rate (which shall be made on the basis of actual number of days elapsed and a 365/366-day year).